EXHIBIT 1

                       JOINT ACQUISITION STATEMENT
                       PURSUANT TO RULE 13d-1(f)(1)

The undersigned acknowledge and agree that the foregoing Amendment No. 1 to the statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


                                 The Reporting Persons listed herein


Dated:  April 10, 1997          By: /s/ Bruce Waterfall
                                     ___________________________________
                                     John C. "Bruce" Waterfall, on his
                                     own and as attorney-in-fact for
                                     each of the other Reporting Persons





















                                  Page 31 of 38 Pages